                                                                  EXHIBIT (K)(3)

                     SCUDDER RREEF REAL ESTATE FUND II, INC.

                          ___________________________

                            AUCTION AGENCY AGREEMENT

                         dated as of November __, 2003

                                   Relating to

                             Auction Preferred Stock

                                       of

                     Scudder RREEF Real Estate Fund II, Inc.

                          ____________________________

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as Auction Agent

                  This Auction Agency Agreement (this "Agreement"), dated as of November __, 2003, is between Scudder RREEF Real Estate Fund II, Inc. (the "Fund") and Deutsche Bank Trust Company Americas, a New York corporation.

                  The Fund proposes to issue 2,800 shares of Series M Auction Preferred Stock, 2,800 shares of Series T Auction Preferred Stock, 2,800 shares of Series W Auction Preferred Stock, 2,800 shares of Series Th Auction Preferred Stock and 2,800 shares of Series F Auction Preferred Stock, par value $.01 per share, liquidation preference $25,000 per share (together the "Preferred Shares"), pursuant to the Fund's Articles Supplementary (as defined below).

                  The Fund desires that Deutsche Bank Trust Company Americas perform certain duties as agent in connection with each Auction of Preferred Shares (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints Deutsche Bank Trust Company Americas as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

1.       Definitions and Rules of Construction.

         1.1.     Terms Defined by Reference to the Articles Supplementary.

                  Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

         1.2.     Terms Defined Herein.

                  As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

                  (b) "Articles Supplementary" shall mean the Articles Supplementary Creating and Fixing the Rights of Auction Preferred Stock filed by the Fund in the office of the State Department of Assessments and Taxation of the State of Maryland.

                  (c)      "Auction" shall have the meaning specified in Section
2.1 hereof.

                  (d) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Articles Supplementary.

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                  (e)      "Authorized Officer" shall mean each Managing
Director, Vice President, Assistant Vice President and Associate of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

                  (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

                  (g) "Fund Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

                  (h) "Holder" shall be a holder of record of one or more Preferred Shares, listed as such in the share register maintained by the Paying Agent pursuant to Section 4.6 hereof.

                  (i) "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         1.3.     Rules of Construction.

                  Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this
Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

2.       The Auction.

         2.1.     Purpose; Incorporation by Reference of Auction Procedures.

                  (a) The Articles Supplementary provide that the Applicable Rate on the Preferred Shares for each Dividend Period therefore after the initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from the implementation of the Auction Procedures. The Board of Directors of the Fund has adopted a resolution appointing Deutsche Bank Trust Company

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Americas as Auction Agent for purposes of the Auction Procedures. The Auction
Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for any series of the Preferred Shares for such series'next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

         2.2. Preparation for Each Auction; Maintenance of Registry of Existing Holders.

                  (a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchase Preferred Shares. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

                  (c) The provisions contained in Section 4 of Part I of the Articles Supplementary concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

                  (d) (i) On each Auction Date, the Auction Agent shall determine the `AA' Financial Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, and the Maximum Rate. If the `AA' Financial Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an `interest equivalent', or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Fund as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall

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notify the Fund and the Broker-Dealers of the 'AA' Financial Composite
Commercial Paper Rate or the Treasury Index Rate, as the case may be, so determined and of the Maximum Rate.

                           (ii)     If the 'AA' Financial Composite Commercial
Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable 'AA' Financial Composite Commercial Paper Rate, the Auction Agent immediately shall notify the Fund so that the Fund can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund promptly shall advise the Auction Agent of any such selection. If the Fund does not select any such substitute Commercial Paper Dealer or substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                  (e) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the Preferred Shares for purposes of each individual Auction. The Fund shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of Preferred Shares, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any Preferred Shares to another Person.

                           (ii)     In the event of any partial redemption of
Preferred Shares, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of Preferred Shares shown in the Auction Agent's registry of Existing Holders.

                           (iii)    The Auction Agent shall register a transfer
of the ownership of Preferred Shares from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreements, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any Preferred Shares if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

                  (f) The Auction Agent may request that the Broker Dealers, as set forth in Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of Preferred Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

         2.3.     Auction Schedule.

                  The Auction Agent shall conduct Auctions for the Preferred Shares weekly in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

          TIME                                        EVENT
By 9:30 A.M.                        Auction Agent shall advise the Fund and the
                                    Broker-Dealers of the 'AA' Financial
                                    Composite Commercial Paper Rate or the
                                    Treasury Index Rate, as the case may be, and
                                    the Maximum Rate as set forth in Section
                                    2.2(a) hereof.

9:30 A.M. - 1:30 P.M.               Auction Agent shall assemble information
                                    communicated to it by Broker-Dealers as
                                    provided in Section 3(a) of Part II of the
                                    Articles Supplementary. Submission deadline
                                    is 1:30 P.M.

Not earlier than 1:30 P.M.          Auction Agent shall make determinations
                                    pursuant to Section 4(a) of Part II of the
                                    Articles Supplementary.

By approximately 3:00 P.M.          Auction Agent shall advise the Fund of the
                                    results of the Auction as provided in
                                    Section 4(b) of Part II of the Articles

          TIME                                        EVENT
                                    Supplementary. Submitted Bids and Submitted
                                    Sell Orders will be accepted and rejected in
                                    whole or in part and Preferred Shares will
                                    be allocated as provided in Section 5 of
                                    Part II of the Articles Supplementary.
                                    Auction Agent shall give notice of the
                                    Auction results as set forth in Section 2.4
                                    hereof.

         2.4.     Notice of Auction Results.

                  On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System.

         2.5.     Broker-Dealers.

                  (a) Not later than 12:00 noon on each Dividend Payment Date, the Fund shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a Dividend Period of less than one year, the product of
(A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of outstanding Preferred Shares for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Fund and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section
3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

                  (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. Notwithstanding the foregoing, the Fund may, without prior written approval of the Auction Agent, designate an Affiliate or UBS Securities LLC to act as a Broker-Dealer.

                  (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund.

                  (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request.

                  (e) The Auction Agent shall maintain a list of Broker-Dealers.

         2.6. Ownership of Preferred Shares and Submission of Bids by The Fund and its Affiliates.

                  The Fund shall notify the Auction Agent if to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any Preferred Shares, except as set forth in the next sentence. An Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. For purposes of this Section 2.6, a Broker-Dealer shall not be an affiliate solely because one or more of the directors or executive officers of the Broker-Dealer or of any person controlled by, in control of or under common control with such Broker-Dealer is a director of the Fund. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

         2.7.     Access to and Maintenance of Auction Records.

                  The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the Auction Agent's Services hereunder. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested by the Fund to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. At the end of such period, if requested in writing, the Auction Agent shall deliver such records to the Fund.

3.       The Auction Agent as Paying Agent.

         3.1.     The Paying Agent.

                  The Board of Directors of the Fund has adopted another resolution appointing Deutsche Bank Trust Company Americas as auction agent, transfer agent, dividend paying agent and registrar for the Fund in connection with any Preferred Shares (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein with respect to the Preferred Shares and as set forth in this
Section 3.

         3.2.     The Fund's Notices to the Paying Agent.

                  Whenever any Preferred Shares are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be delivered by the Paying Agent to each Holder within one business day of receipt. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

         3.3.     The Fund to Provide Funds for Dividends and Redemptions.

                  (a) Not later than noon on each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

                  (b) If the Fund shall give a Notice of Redemption, then by 12:00 noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefore.

         3.4.     Disbursing Dividends and Redemption Price.

                  After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Preferred Shares, and (ii) on any date fixed for redemption, the redemption price of any Preferred Shares called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section 2 of Part I of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any Preferred Shares called for redemption will be determined as set forth in Section 3 of Part I of the Articles Supplementary. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.

4.       The Paying Agent as Transfer Agent and Registrar.

         4.1.     Original Issue of Stock Certificates.

                  On the Date of Original Issue for any share of Preferred Shares, one certificate for the Preferred Shares shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

         4.2.     Registration of Transfer or Exchange Of Shares.

                  Except as provided in this Section 4.2, the Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation the Preferred Shares, at the Fund's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for Preferred Shares are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefore.

         4.3.     Removal of Legend.

                  Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

         4.4.     Lost, Stolen or Destroyed Stock Certificates.

                  The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Articles Supplementary governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section
4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Articles Supplementary and resolutions of the Fund.

         4.5.     Disposition of Canceled Certificates; Record Retention.

                  The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "SEC") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Fund at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the SEC. The Fund also shall undertake to furnish to the SEC, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

         4.6.     Return of Funds.

                  Any funds deposited with the Paying Agent by the Fund for any reason under this Agreement, including for the payment of dividends or the redemption of Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.

5.       Representations and Warranties.

         5.1.     Representations and Warranties of the Fund.

                  The Fund represents and warrants to the Auction Agent that:

                  (i) the Fund is a duly incorporated and validly existing corporation in good standing under the laws of the State of Maryland, and has full corporate power to execute and deliver this Agreement and to authorize, create and issue the Preferred Shares;

                  (ii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                  (iii) the form of the certificates evidencing the Preferred Shares comply with all applicable laws of the State of Maryland;

                  (iv) when issued, the shares of Preferred Shares will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the Preferred Shares;

                  (v) the execution and delivery of this Agreement and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation (as amended by one or more Articles Supplementary) or the By-Laws of the Fund, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breech would be material to the Fund, taken as a whole; and

                  (vi) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the Preferred Shares.

         5.2.     Representations and Warranties of the Auction Agent.

                  The Auction Agent represents and warrants to the Fund that:

                  (i) the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York, and has the corporate power to enter into and perform its obligations under this Agreement; and

                  (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6.       The Auction Agent.

         6.1.     Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

         6.2.     Rights of the Auction Agent.

                  (a) The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

                  (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

         6.3.     Compensation, Expenses and Indemnification.

                  (a) The Fund shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the Preferred Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

                  (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

                  (c) The Fund shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

7.       Miscellaneous.

         7.1.     Term of Agreement.

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any Preferred Shares remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice; provided, however, in the event that the Auction Agent has not been paid for its services, such date shall be no earlier than 30 days after delivery of such notice.

                  (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement with respect to Preferred Shares shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.3 hereof shall survive the termination of the Agreement. Upon termination of this Agreement, the Auction Agent shall
(i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Fund, transfer promptly to the Fund or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

         7.2.     Communications.

                  Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

         If to the Fund,                 Scudder RREEF Real Estate Fund II, Inc.
         addressed to:                   c/o Deutsche Asset Management, Inc.
                                         280 Park Avenue
                                         New York, New York 10017
                                         Attention: President
                                         Telecopier No.: (212) 207-3194
                                         Telephone No.: (212) 250-2500

         If to the Auction Agent,        Deutsche Bank Trust Company Americas
         addressed to:                   as Auction Agent
                                         280 Park Avenue
                                         New York, New York 10017
                                         Attention: Auction Rate Securities
                                         Telecopier No.: (212) 454-4142
                                         Telephone No.: (212) 454-2030

                  or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

         7.3.     Entire Agreement.

                  This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

         7.4.     Benefits.

                  Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5.     Amendment; Waiver.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the parties hereto.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6.     Successors and Assigns.

                  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

         7.7.     Severability.

                  If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8.     Execution in Counterparts.

                  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9.     Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                    SCUDDER RREEF REAL ESTATE FUND II, INC.

                                    ____________________________________________
                                    By:
                                    Title:

                                    DEUTSCHE BANK TRUST COMPANY AMERICAS

                                    ____________________________________________
                                    By:
                                    Title: